UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 1, 2008
CARIBOU COFFEE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-51535	41-1731219
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Lakebreeze Avenue, North,
Brooklyn Center, MN	55429
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 763-592-2200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On February 1 2008, Caribou Coffee Company, Inc. (the “Company”) entered into a Stipulation of Settlement (the “Stipulation”) to settle the Company’s previously disclosed lawsuit under the federal Fair Labor Standards Act (“FLSA”) and the Minnesota FLSA. The Stipulation, which is contingent upon court approval, provides for a gross settlement payment of $2.7 million, plus the employer’s share of payroll taxes. The settlement payments will be made as follows: 1) $1.75 million on the later of the date of District Court final approval of the settlement or March 15, 2008; and 2) $950,000 on the later of December 29, 2008 or thirty (30) days after the date of final District Court approval of the settlement, along with interest on this installment from the date of the initial installment payment at 6% simple interest. Settlement payments will be made to all participating class members and all attorney’s fees for plaintiffs’ counsel will be paid from the $2.7 million. We cannot assure you that the Stipulation will be approved by the Court.
Certain statements in this report, and other written or oral statements made by or on behalf of the Company are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including the failure of the Court to approve the Settlement Agreement. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, hereunto duly authorized.
Date: February 1, 2008

CARIBOU COFFEE COMPANY, INC.
By:	/s/ Rosalyn T. Mallet
Rosalyn T. Mallet
President, Chief Operating Officer and interim Chief Executive Officer